Exhibit 99.2

CONTACT:	Michal D. Cann — President & CEO Rick A. Shields — EVP & Chief Financial Officer 360.679.3121
NEWS RELEASE

Washington Banking Company Raises Quarterly Cash Dividend 20% to $0.06 per Share
OAK HARBOR, WA — April 26, 2007 — Washington Banking Company (NASDAQ: WBCO), the parent company for Whidbey Island Bank, announced today that its Board of Directors raised its cash dividend 20% to $0.06 per common share. The dividend will be paid May 23, to shareholders of record on May 8, 2007. Shareholders also received a five-for-four common stock split in September 2006, and per share data has been adjusted to reflect the split. Washington Banking has paid a cash dividend each quarter since its 1998 initial public offering.
Earlier this week, Washington Banking announced strong loan and deposit growth contributed to solid first quarter 2007 profits, which were up 25% from the preceding quarter, but down 11% from the record profits achieved in the year-ago quarter. For the first quarter of 2007, net income was $2.3 million, or $0.24 per diluted share, compared to $1.8 million, or $0.19 per diluted share, in the fourth quarter of 2006, and $2.6 million, or $0.27 per diluted share in the first quarter of 2006.
About Washington Banking Company
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 20 full-service branches located in five counties in Northwestern Washington. In September, Ryan Beck & Co. ranked WBCO #33 on its list of the Top 100 U.S. Banks and Thrifts, based on 5 year total return.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com